UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 21, 2016

OPTICAL CABLE CORPORATION

(Exact name of registrant as specified in its charter)

Virginia	000-27022	54-1237042
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

5290 Concourse Drive Roanoke, VA		24019
(Address of principal executive offices)		(Zip Code)

(540) 265-0690

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Table of Contents

Item 1.01 Entry into a Material Definitive Agreement

Item 9.01 Financial Statements and Exhibits

Signatures

Exhibits

Item 1.01 Entry into a Definitive Agreement

On December 21, 2016, Optical Cable Corporation (the “Company”) and Bank of North Carolina (the “Bank”) entered into a Loan Modification Agreement (the “Agreement”) to modify the Credit Agreement dated April 26, 2016 entered into between the Company and the Bank, the Revolving Credit Note dated April 26, 2016 payable by the Company to the Bank which provides the Company with a $7,000,000 revolving line of credit (the “Revolving Credit Note”), the term loan dated April 26, 2016 payable by the Company to the Bank in the principal amount of $1,816,609 (“Term Loan A”) and the term loan dated April 26, 2016 payable by the Company to the Bank in the principal amount of $5,271,411 (“Term Loan B”). Collectively, we refer to the Credit Agreement, the Revolving Credit Note, Term Loan A and Term Loan B as the “Loan Documents”

The purpose of the Agreement was to lower the interest rates of the Revolving Credit Note, the Term Loan A and Term Loan B which also resulted in lower monthly installment payments for the Revolving Credit Note, Term Loan A and Term Loan B. The applicable margin in the Revolving Credit Note was lowered to 2.50% from 3.65%. The fixed interest rate of the two term loans was lowered to 3.75% from 4.25%. The Agreement also established a floor on the interest rate for the Revolving Credit Note such that the LIBOR Adjusted rate will never be less than 2.5% per annum.

The Revolving Credit Note, Term Loan A and Term Loan B are generally secured by the land and buildings at the Company’s headquarters and manufacturing facilities located in Roanoke, Virginia and its manufacturing and office facilities located near Asheville, North Carolina and the Company’s personal property and assets.

No other substantive changes were made to the Loan Documents as a result of the Agreement and the remaining terms of the Loan Documents remain in full force and effect. The Agreement with Bank of North Carolina is attached hereto as Exhibit 4.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits

The following is filed as an Exhibit to this Report.

Exhibit No.	Description of Exhibit

4.1	Loan Modification Agreement dated December 21, 2016 (FILED HEREWITH)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OPTICAL CABLE CORPORATION

By:	/s/ TRACY G. SMITH
Name:	Tracy G. Smith
Title:	Senior Vice President and Chief Financial Officer

Dated: December 21, 2016